Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of SI Financial Group, Inc. on Form S-8 (SEC File No. 333-171880) of our report dated June 28, 2017 appearing in this Annual Report on Form 11-K of the Savings Institute Bank and Trust Company Profit Sharing and 401(k) Savings Plan for the year ended December 31, 2016.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
June 28, 2017